Exhibit 10.1

FIRST AMENDMENT

TO THE 2005 HERITAGE COMMERCE CORP

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This First Amendment to the 2005 Heritage Commerce Corp Supplemental Executive Retirement Plan (hereinafter “First Amendment”) is made and entered into effective this January 27, 2006, by Heritage Commerce Corp. This First Amendment amends the 2005 Heritage Commerce Corp Supplemental Executive Retirement Plan, designed to provide supplemental retirement benefits to certain key employees of Heritage Commerce Corp, Heritage Bank of Commerce and subsidiaries or affiliates thereof (hereinafter “the Employer”), effective as of January 1, 2005, as follows:

Paragraph 5.1 shall be amended so as to add/insert the following language immediately after the last sentence of paragraph 5.1:

Furthermore, for any Executive affected by this six (6) month delay in payment imposed by IRC 409A, and when applicable, the aggregate amount of the first seven (7) months of installments shall be paid at the beginning of the seventh month following the date of separation from service. Monthly installment payments shall continue thereafter according to Form of Benefit chosen.

To the extent that any paragraph, term, or provision of The 2005 Heritage Commerce Corp Supplemental Executive Retirement Plan is not specifically amended herein, or in any other amendment thereto, said paragraph, term, or provision shall remain in full force and effect as set forth in said Plan.

WHEREFORE, the following duly authorized representatives have signed this Agreement as of the written date.

HERITAGE COMMERCE CORP

By:	/s/ Lawrence D. McGovern	Date:	1/27/06
Lawrence D. McGovern CFO

By:	/s/ Rebecca A. Levey	Date:	1/27/06
Rebecca A. Levey